Exhibit 99.1

VERADO

            Verado Announces Agreement with Bondholders to Liquidate

Company Contact:
Steven D. Butler
(303) 874-2986

DENVER, Colo., (February 15, 2002) - Verado Holdings, Inc. (NASDAQ: VRDO-OB) announced today that it and its subsidiaries will shortly file for Chapter 11 bankruptcy protection after reaching an agreement on a prenegotiated liquidation with a committee (the "Committee") representing holders (the "Bondholders") of more than 66 2/3% of Verado's 13% senior discount notes due 2008. Under the prenegotiated plan, the Bondholders and other unsecured creditors will receive 90% of the net proceeds derived from a liquidation of the Company's assets under Chapter 11. The remaining 10% of such proceeds will be distributed to Verado's equity holders. Alvarez and Marsal, Inc., the financial advisors to the Committee, preliminarily estimates that the recovery of the Bondholders and other unsecured creditors will be between $.09 and $.13 on the dollar.

Verado also announced the sale of its Irvine, California Data Center. The Company will attempt to sell its Denver Data Center as a going concern through a sale approved by the bankruptcy court.

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to; statements regarding the distribution of proceeds to Bondholders, creditors and equity holders; and the anticipated sale of the Denver data center. Actual results may differ materially due to a number of risks and uncertainties, including but not limited to; the bankruptcy court not approving the plan, creditors or other third parties objecting to implementation of the plan, failure to realize the anticipated amount of proceeds from the sale and liquidation of the Company's assets, failure by the Company or any proposed buyer of the Denver Data to proceed with or to consummate a sale of the Denver Data Center or the court's failure to approve any such sale. Verado has no obligation to update forward-looking statements. Readers are encouraged to refer


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to Verado's reports from time to time filed with the Securities and Exchange
Commission for further discussions of Verado's business and risk factors that may affect operating and financial results and forward-looking statements.



















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